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                             HAMILTON & BACHE, INC.

                           CODE OF ETHICS AND CONDUCT

         As a investment adviser, Hamilton & Bache, Inc. ("H&B") is a fiduciary. As such it owes its clients the highest duty of diligence and loyalty. Accordingly, one of the fundamental policies of H&B is to avoid any conflict of interest or even the appearance of such a conflict in connection with the performance of investment advisory and portfolio management services for its clients. In furtherance of such fundamental policy and applicable regulatory requirements, H&B has adopted this Code of Ethics and Conduct ("Code"), which applies to each Employee of H&B, who is involved in the provision of investment advisory or portfolio management services - whether by way of security analysis or recommendation, portfolio recommendation, financial planning, or otherwise.

      Please carefully read the policies and procedures detailed below. When you believe that you sufficiently understand them, sign, date, and return one copy of this memorandum to our Compliance Officer, and keep the other copy for your reference. Employees should consult with H&B's Compliance Officer regarding any questions about these items and other issues relating to H&B's fiduciary obligations to its clients.

      Please also note that the Insider Trading and Securities Fraud Enforcement Act of 1988 and Section 204A of the Investment Advisers Act of 1940 ("Advisers Act") require every investment adviser to establish, maintain, and enforce policies and procedures to detect and prevent the misuse of material, non-public information. In response to those requirements, H&B has developed a Compliance Manual, as well as Policies and Procedures Concerning the Misuse of Material Non-Public Information ("Policies and Procedures"). Please refer to those Policies and Procedures as appropriate.


I.    DEFINITIONS

      A. ACCESS PERSONS. The term "Access Person" means any officer, director, or Advisory Employee of H&B.

      B. ADVISORY EMPLOYEE. The term "Advisory Employee" means (a) any employee of H&B who, in connection with his(1) regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by or on behalf of Clients or (b) any employee of H&B whose functions relate to the making of any recommendations with respect to such purchases or sales. If any individual or company is in a control relationship with H&B, that person would be treated as an "Advisory Employee" for purposes of this Code.



-----------------
(1) The use of the masculine pronoun is for convenience of reference only and is intended to include the feminine in all cases, unless the context requires otherwise.

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      C.    BENEFICIAL OWNERSHIP. "Beneficial Ownership" has the same meaning as would be used in determining whether an Employee is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial interest will apply to all securities that an Employee has or acquires. "Beneficial Ownership" includes accounts of a spouse, minor children who reside in an Employee's home and any other relatives (parents, adult children, brothers, sisters, etc.) whose investments the Employee directs or controls, whether the person lives with him or not, as well as accounts of another person (individual, corporation, trust, custodian, or other entity) if, by reason of any contract, understanding, relationship, agreement or other arrangement, the Employee obtains or may obtain therefrom benefits substantially equivalent to those of ownership. A person does not derive a beneficial interest by virtue of serving as a trustee or executor unless he or a member of his immediate family has a vested interest in the income or corpus of the trust or estate. A copy of a Release issued by the Securities and Exchange Commission on the meaning of the term "beneficial ownership" is available upon request, and should be studied carefully by any Employee concerned with this definition before preparing any report required hereunder.

      D. BEING CONSIDERED FOR PURCHASE OR SALE. A security is "Being Considered for Purchase or Sale" when a recommendation to purchase or sell such security has been made and communicated by an Employee, in the course of his duties and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

      E. CONTROL. The term "Control" has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

      F. COVERED SECURITY. The term "Covered Security" has the same meaning as the term "security" as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper, and high quality short-term debt instruments, including repurchase agreements. For these purposes, "high quality short-term debt instruments" means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

      G. EMPLOYEE. The term "Employee" means any "Access Person" or "Advisory Representative", as well as all other employees of H&B.

      H. CLIENTS. The term "Clients" means Pacific Advisors Balanced Fund and/or Pacific Advisors Income and Equity Fund and individual investment management clients.

      I. INITIAL PUBLIC OFFERING. The term "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the

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registration, was not subject to the reporting requirements of Sections 13 or
15(d) of the Securities Exchange Act of 1934.

      J. LIMITED OFFERING. The term "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

      K. SECURITY HELD OR TO BE ACQUIRED. The phrase "Security Held or to be Acquired" by Clients means:

            1.    any Covered Security which, within the most recent fifteen
            (15) calendar days:

                  a.    is or has been held by Clients; or

                  b.    is being or has been considered for purchase by Clients;
                        and

            2. any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph II.F. above.

II.   RULE 17j-1 -- GENERAL ANTI-FRAUD PROVISIONS.

      Rule 17j-1 under the 1940 Act provides that it is unlawful for any affiliated person of a registered investment company, or any affiliated person of such company's investment adviser or principal underwriter, in connection with any purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by such investment company, to engage in any of the following acts, practices or courses of business:

      A. employ any device, scheme, or artifice to defraud such investment company;

      B. make to such investment company any untrue statement of a material fact or omit to state to such investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

      C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such investment company; and

      D. engage in any manipulative practice with respect to such investment company.

III. CONFLICTS OF INTEREST-PERSONAL INVESTMENTS


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      A.    GENERAL. H&B believes that every Employee should have reasonable freedom with respect to their investment activities and those of their families. At the same time, conflicts of interest could arise between H&B's clients and the personal investment activities of H&B or its Employees.

         H&B's fundamental policy is to avoid conflicts of interest or even the appearance of such conflicts whenever possible. However, if a conflict were to unavoidably occur, it is also H&B's policy to resolve such conflict in favor of the client. Even in instances in which there is an identity of interest among an H&B client, H&B and its Employees, an Employee must recognize that Clients have priority in their right to benefit from H&B's investment advice over any rights of H&B, the Employee, or any non-client members of the Employee's family whom he or she may advise. This condition inevitably places some restriction on freedom of investment for Employees and their families.

         This Code does not attempt to describe all possible conflicts of interest, but rather, attempts to establish general principles and to highlight possible problem areas. Employees should be conscious that areas other than personal securities transactions may involve conflicts of interest. For example, one such area would be accepting gifts or favors from persons such as brokers since such gifts or favors could impair the Employee's objectivity. Thus, the requirements set forth below are not intended to cover all situations that may involve a possible conflict of interest. Rather they are intended (i) to provide a framework for understanding such conflicts and (ii) to provide a mechanism for monitoring and reporting personal securities transactions. If there is any doubt about a matter, the Compliance Officer should be consulted BEFORE any action regarding such matter is taken.

      B.    PROHIBITED PERSONAL TRADING.

            1. IMPROPER USE OF INFORMATION. No Employee may use their knowledge concerning H&B's advisory clients' securities transactions for trading in their personal account, any account in which he or she has a Beneficial Ownership interest, or in any account controlled by or under the influence of such Employee.

            2. PURCHASE AND SALES. No Employee may purchase or sell, directly or indirectly, any security in which he has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership without obtaining prior clearance as described in Section III.C. of this Code, proved that this prohibition shall not apply to transactions that:

            a.    are exempt under Section III.D. of this Code; or

            b.    do not involve a Covered Security.

      C.    PRIOR CLEARANCE



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      1.    GENERAL REQUIREMENT. Every Employee shall obtain prior written clearance from the Compliance Officer before directly or indirectly initiating, recommending, or in any other way participating in the purchase or sale of a Covered Security, or directly or indirectly acquiring any security made available in an Initial Public Offering or in a Limited Offering, in which the Employee has, or by reason of the transaction may acquire, any direct or indirect beneficial interest. When requesting prior clearance, each Employee should be aware that:

      a. all requests for prior clearance must be set forth in writing on the standard Personal Request and Trading Authorization Form (SEE attached sample of the form); and

      b.    prior clearance of a securities transaction is effective for three
            (3) business days from and including the date clearance is granted.

Requests by Employees for prior clearance of personal securities transactions must be made in writing on the standard Personal Request and Trading Authorization Form ("Authorization Form") and submitted to the Compliance Officer, who will be responsible for reviewing and processing all such requests. Responses to such requests will also be provided by H&B's Compliance Officer on the Authorization Form. The requesting Employee should retain a copy of the Authorization Form for their recordkeeping purposes.

Prior clearance of a securities transaction is effective for three (3) business days from and including the date clearance is granted.

      2. BASES FOR DENIAL OF PRIOR CLEARANCE. Except as provided in Section III.D.3. below, the Compliance Officer shall deny a request for prior clearance if he determines that the security at issue is a Covered Security or is being made available in an Initial Public Offering or Limited Offering and:

      a.    is Being Considered for Purchase or Sale by Clients;

      b. has been purchased or sold by Clients within the prior two business days;

      c. is being purchased or sold on behalf of Clients. In this instance, "sold" includes an order to sell that has been entered but not executed; or

      d. the granting of prior clearance would, in the judgment of the Compliance Officer, be inconsistent with the purposes of this Code. If a prior clearance request is denied under this Section III.D.2.d, the Compliance Officer shall explain in writing the reasons therefor.

      3. BASES FOR GRANTING OF PRIOR CLEARANCE. The Compliance Officer shall grant a request for prior clearance if he determines that the transaction at issue:



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            a.    is not potentially harmful to Clients;

            b. would be very unlikely to affect the market in which the Clients' portfolio securities are traded; or

            c. clearly is not related economically to the securities to be purchased, sold, or held by Clients,

AND the decision to purchase or sell the security is not the result of material non-public information obtained in the course of the Employee's relationship with H&B. The Compliance Officer shall document the reasons for granting any request involving securities otherwise covered by Section III.C.2.a., b., or c. above.

      D. EXEMPT TRANSACTIONS. The prohibitions of Section III.C.2. above and the preclearance procedures described in Section III.C.3. above do not apply to the following transactions:

            1. purchases or sales effected in any account over which an Employee has no direct or indirect influence or control or in any account of the Employee which is managed on a discretionary basis by a person other than the Employee and, with respect to which the Employee does not in fact influence or control purchase or sale transactions;

            2. purchases or sales which are non-volitional on the part of the Employee;

            3. purchases which are part of an automatic dividend reinvestment plan;

            4. purchases effected upon the exercise of rights issued pro rata to all holders of a class of securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and,

            5. purchases of sales of securities which are not eligible for purchase or sale by any Clients.

      E. SPECIFIC RULES. The following rules govern Employee investment activities for the Employee's personal account or for accounts in which the Employee has any direct or indirect Beneficial Ownership interest.
These rules are in addition to those noted in III.B. above.

            1. NEW ISSUES. An Employee may not purchase any securities available in an initial public offering ("IPO") of common stock or convertible securities unless he or she obtains the prior written approval of the Compliance Officer and:

                  a. the purchase is made through the Employee's regular broker;


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                  b.       the number of shares is commensurate with the normal
                           size and activity of such Employee's account; and

                  c. no orders for the purchase of such securities have been entered by H&B for ANY client account.

            2. PRIVATE PLACEMENTS. No Employee may purchase a security that is the subject of a private offering unless prior written approval by the Compliance Officer been obtained.

            3. SHORT SALES. No Employee may sell a security short that is owned by any H&B client, except "short sales against the box" for tax purposes.

            4. DEALING WITH CLIENTS. No Employee may directly or indirectly sell to or purchase from a client any security, except purchases and sales with respect to Clients.

            5. CLIENT OWNERSHIP. No Employee may purchase a security of a company with respect to which 5% or more of its outstanding stock is owned, in the aggregate, by Clients, unless prior written approval of the H&B's Compliance Officer is obtained.

            6. DAY TRADING. No day trading (I.E., the purchase and sale of securities on a short term basis, such as one to five days) by Employees is permitted, without written approval of the Compliance Officer.

            7. COMMISSIONS. Commissions on personal transactions may be negotiated by the Employee, but payment of a commission rate which is better than the rate available to Clients through similar negotiation is prohibited.

            8. OPTIONS AND FUTURES. The purchase, sale, and utilization of options and futures contracts on specific securities by the Employee are subject to the same restrictions as those set forth in this Code with respect to securities, I.E., the option or futures contract should be treated as if it were the security for these purposes.

IV.   GENERAL STANDARDS

      A. WRITTEN RECORD OF SECURITIES RECOMMENDATIONS. Every recommendation for the purchase or sale of securities for clients, excluding recommendations to increase or decrease existing securities positions, must be memorialized in writing either prior to or immediately after the recommendation is made. A standard Security Trading Advice form for purchase or sale orders must be used for this purpose and should be provided to or otherwise made available to the H&B's Compliance Officer.


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      B.    USE OF SECURITIES RECOMMENDATIONS. Any investment ideas developed by an Employee in the course of their work for H&B will be made available for use by Clients PRIOR to any personal trading or investment by any Employee based on such ideas. SEE ALSO the prohibitions against self-dealing and front-running described in Sections IV.E. and F. below.

      C. GIFTS, FAVORS, AND GRATUITIES. No Employee should seek from a broker-dealer, securities salesperson, approved company (I.E., a company the securities of which are held by Clients), supplier, client or other person or option with whom H&B has a business relationship, any gift, favor, gratuity, or preferential treatment that is or may appear to be connected with any present or future business dealings between H&B and that person or organization or which may create or appear to create a conflict of interest. As one consequence, no Employee may purchase New Issues in primary or secondary distributions, unless prior written approval is obtained and certain other requirements are met, as described above in Section III. C.1. No gifts may be accepted, other than those offered as a courtesy. All gifts, favors, or gratuities with a fair market value in excess of $100 should be reported and described on the Monthly Securities Transaction Report ("Monthly Report") and will be reviewed by H&B's Compliance Officer; gifts with a value of less than $100 need only be reported. After such review, a determination will be made whether such gifts, favors or gratuities should be returned. In addition, discretion should be used in accepting invitations for dinners, evening entertainment, sporting events or theater. While in certain circumstances it may be appropriate to accept such invitations, all invitations whose value exceeds $100 should also be reported to our Compliance Officer on the Monthly Report. Any invitations from any person or organization involving free travel for more than one day must receive prior approval from our Compliance Officer. No Employee should offer any gifts, favors or gratuities that could be viewed as influencing decision-making or otherwise could be considered as creating a conflict of interest on the part of their recipient.

      D. INSIDE INFORMATION. No Employee may seek any benefit for himself, a client, or anyone else from material, non-public information about issuers, whether or not held in the portfolios of Clients or suitable for inclusion in their portfolios. Any Employee who believes he or she is in possession of such information must contact our Compliance Officer IMMEDIATELY. This prohibition should not preclude an Employee from contacting officers and employees of issuers or other investment professionals in seeking information about issuers that is publicly available. Please remember, in this regard, to review H&B's Policies and Procedures.

      E. FAIR DEALING VS. SELF-DEALING. An Employee shall act in a manner consistent with the obligation to deal fairly with all clients when taking investment action. Self-dealing for personal benefit or the benefit of H&B, at the expense of Clients, will not be tolerated. The receipt of "special favors" from a stock promoter, such as participation in a private placement or New Issue, as an inducement to purchase other securities for Clients is not permitted. The existence of any substantial economic relationship between a proposed personal securities transaction and any securities held or to be acquired by H&B or Clients must be disclosed on the Authorization Form.


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      F.    FRONT-RUNNING. An Employee shall not engage in "front-running" an order or recommendation, even if the Employee is not handling either the order or the recommendation and even if the order or recommendation is for someone other than a Client of H&B. Front-running consists of executing a transaction in the same or underlying securities, options, rights, warrants, convertible securities or other related securities, in advance of block or large transactions of a similar nature likely to affect the value of the securities, based on the knowledge of the forthcoming transaction or recommendation.

      G. SERVICE AS A DIRECTOR. No Employee shall serve on the board of a publicly traded company without prior authorization. Any such authorization shall be supported by a determination that such service is consistent with the interests of Clients.

      H. CONFIDENTIALITY. Information relating to any client's portfolio or activities is strictly confidential and should not be discussed with anyone outside H&B. In addition, from the time that an Employee anticipates making a recommendation to purchase or sell a security, through the time that ALL transactions for clients based on that recommendation have been consummated, the "subject and content" of the recommendation may be considered to constitute "inside information." Accordingly, Employees must maintain the utmost confidentiality with respect to their recommendations during this period and may not discuss a contemplated recommendation with anyone outside of H&B. In this regard, please also see H&B's Policies and Procedures.

      Any written or oral disclosure of information concerning H&B, Clients, or particular purchase or sale transactions for client accounts should be made only by persons who are specifically authorized to release that information, after consultation with H&B's President and company counsel, where appropriate. Please note that this prohibition is NOT intended to inhibit exchanges of information among H&B Employees.


V.    REPORTS OF PERSONAL INVESTMENTS BY EMPLOYEES

      A. CONTENT AND TIMING OF EMPLOYEE REPORTS. Every Employee shall make the following reports to the Compliance Officer:

            1. INITIAL HOLDINGS REPORT. No later than ten (10) days after becoming an Employee, such Employee shall report the following information:

                  a. the title, number of shares and principal amount of each Covered Security in which the Employee had any direct or indirect Beneficial Ownership when the person became an Employee;

                  b. the name of any broker, dealer or bank with whom the Employee maintained an account in which ANY securities were held for the direct or indirect benefit of the Employee as of the date the person became an Employee; and


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                  c.   the date that the report is submitted by the Employee.

                  Persons who became Employees before October 29, 1999 are not required to file initial holdings reports.

            2. QUARTERLY TRANSACTION REPORTS. No later than ten (10) days after the end of a calendar quarter, the Employee shall report the following information:

                  a. With respect to any transaction during the quarter in a Covered Security in which the Employee had any direct or indirect Beneficial Ownership or which the Employee manages (for example, as trustee) or to whom the Employee gives investment or voting advice:

                       i. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                       ii. the nature of the transaction (I.E., purchase, sale or any other type of acquisition or disposition);

                       iii. the price of the Covered Security at which the transaction was effected;

                       iv. the name of the broker, dealer, or bank with or through whom the transaction was effected; and

                       v. the date that the report is submitted by the Employee.

                  b. With respect to any account established by the Employee in which ANY securities were held during the quarter for the direct or indirect benefit of the Employee:

                       i. the name of the broker, dealer or bank with whom the Employee established the Account;

                       ii.   the date the account was established; and

                       iii. the date that the report was submitted by the Employee.

                  c. In filing Quarterly Transaction Reports for such accounts please note:

                       i. Employees must file a report every quarter whether or not there were any reportable transactions for such accounts.


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                             However, no Quarterly Transactions Report is
                             required to be filed if confirmations and account statements containing all of the necessary information are provided to the compliance officer within ten days of the end of the calendar quarter.

                       ii. All reportable transactions should be listed, if possible, on a single form. If necessary, because of the number of transactions, please attach a second form and mark it "continuation." For every security listed on the Quarterly Transaction Report, the information called for must be completed by all Employees.

                       iii. Quarterly Reports must show (i) the date of the transaction, the name of the issuer, and the number of shares or principal amount of the security involved; (ii) the nature of the transaction
                             (I. E., purchase, sale or other acquisition or disposition, including gifts, the rounding out of fractional shares, exercises of conversion rights and exercises or sales of subscription rights);
                             (iii) the price at which the transaction was effected; and (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

                       iv. Quarterly Transactions Reports on family and other accounts in which an Employee has any direct or indirect Beneficial Ownership, and which are fee paying clients of H&B, need merely list the H&B account number. Securities transactions for such accounts need not be separately itemized.

            3. ANNUAL HOLDING REPORTS. No later than twenty (20) days after the end of every calendar year, the Employee shall report the following information (which information must be current as of December 31 of the calendar year for which the report is being submitted):

                  i. the title, number of shares and principal amount of each Covered Security in which the Employee has any direct or indirect beneficial ownership;

                  ii. the name of any broker, dealer or bank with whom the Employee maintains an account in which ANY securities are held for the direct or indirect benefit of the Employee; and

                  iii. the date that the report is being submitted by the
                       Employee.


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            4.    CONFLICT OF INTEREST REPORTS. Every Employee shall immediately report in writing to the Compliance Officer any factors of which he or she is aware that would be relevant to a conflict of interest analysis, including the existence of any substantial economic relationship between the Employee's transactions and securities held or to be acquired by Clients. These factors may include, for example, officerships or directorships with companies or beneficial ownership of more than 1/2 of 1% of the total outstanding shares of any company whose shares are publicly traded or that may be made available in an Initial Public Offering or Limited Offering in the foreseeable future.

      B. NO HOLDINGS OR TRANSACTIONS TO REPORT. If an Employee has no holdings to report on either an Initial Holdings Report or any Annual Holdings Report nor transactions to report on any Quarterly Transaction Report, that Employee shall nevertheless submit the appropriate Report stating that the Employee had no holdings or transactions (as appropriate) to report and the date the report is submitted by the Employee.

      C. COPIES OF CONFIRMATIONS AND PERIOD ACCOUNT STATEMENTS. Each Employee shall direct every broker or dealer through whom the Employee effects ANY securities transactions to deliver to the Compliance Officer, on a timely basis, duplicate copies of confirmations of all Employee securities transactions and copies of periodic statements for all Employee securities accounts.

      D.    EXCEPTIONS FROM REPORTING REQUIREMENTS.

            1. A person need not make a report under this Section V. with respect to transactions for, and Covered
                  Securities held in, any account over which the person has no direct or indirect influence or control.

            2. An Employee need not make a Quarterly Transaction Report under Section V.A.2. if the confirmations or periodic account statements delivered to the Compliance Officer under Section V.C. are received within the time period required by Section V.A.2., provided that all information required by Section V.A.2. is contained in such confirmations or account statements.

            3. An Employee need not make a Quarterly Transaction Report with respect to the "exempt transactions" described in Section III.C., except to the extent required by Section V.B.

      E. REVIEW OF REPORTS. The Compliance Officer shall review all reports submitted pursuant to Section V for the purpose of detecting and preventing a potential or actual violation of this Code.

            1.    The Compliance Officer shall review an Initial
                  Holdings Report within fifteen (15) days of the date such Report is submitted by an Employee.


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            2.    The Compliance Officer shall review all Quarterly
                  Transaction Reports and all Annual Holding Reports within thirty (30) days of the date such a Report is submitted by an Employee.

            3. The Compliance Officer shall review all Conflict of Interest Reports promptly after receipt of such a Report.

            4. The Compliance Officer shall maintain a record of each report reviewed and the date such review was completed. Such record shall indicate whether the Compliance Officer's review detected a potential or actual violation of this Code. If the Compliance Officer detects a potential or actual material violation of this Code, the Compliance Officer shall promptly inform H&B's President.

            5. The Compliance Officer promptly after furnishing such written notification of a potential or actual material violation of this Code, shall take those measures the Compliance Officer deems necessary and appropriate to remedy such violation, including, but not limited to, requiring the Employee to divest any inappropriate securities holdings and recommending sanctions to the Board.

            6. The Compliance Officer shall take such other actions and measures as he deems necessary and appropriate to carry out his duties with respect to the review of reports required under this Code.

      F. NOTIFICATION OF REPORTING OBLIGATION. The Compliance Officer shall identify all Employees who are required to make reports under Section
V. and shall inform those Employees of their reporting obligation. Once informed of the duty to file reports, an Employee has a continuing obligation to file such reports in a timely manner.

      G. ANNUAL CERTIFICATION OF COMPLIANCE. At the time of submission of Annual Holding Reports, all Employees must certify that they have read, understand and are subject to this Code, and have complied at all times with this Code, including the execution of personal securities transactions disclosures in connection with obtaining prior clearance of securities transactions and the submission of all required reports. When a person becomes an Employee, that person shall be given a copy of the Code. Within 72 hours after being given the Code, that person shall certify that he or she has had an opportunity to ask questions, and has read and understands the Code, and agrees to comply with the Code. All Employees shall be given a copy of any amendment to the Code. Within three months after the amendment becomes effective, all Employees shall certify that they have received a copy of the amendment, that they have had an opportunity to ask questions, and that they understand the Amendment and agree to comply with the amendment.

      H. DISCLAIMER OF BENEFICIAL OWNERSHIP. The broad definition of Beneficial Ownership is for purposes of this Code only. It does not necessarily cover other securities or tax laws. No

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report required to be made under Section V. shall be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates. Such reports may contain a statement to that effect.

      Whether an Employee's Report should include such a disclaimer is a personal matter on which H&B will make no recommendation. A disclaimer may be important not only for securities law purposes, but also because it might be some evidence of ownership for other purposes, such as estate taxes. Accordingly, an Employee may wish to consult their own attorney on this issue.

      I. FORM OF REPORTS. All reports required to be filed under Section V. shall be prepared by Employees using the forms attached to this Code.

VI.   REPORTS TO THE BOARD

      A. No less than thirty (30) days prior to the final regular meeting of the Board of Directors for Pacific Advisors Fund Inc. for each fiscal year, the Compliance Officer for H&B shall furnish to the Board, and the Board shall consider, a written report that:

                  i. Describes any issues arising under this Code since the last report to the Board, including, but not limited to, information about material violations of this Code and the sanctions, if any, imposed in response to the material violations; and

                  ii. Certifies that H&B has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      B. To the extent that immaterial violations of this Code (such as late filings of required reports) may collectively indicate material problems with the implementation and enforcement of this Code, the written report shall describe any violations that are material in the aggregate.

VII.  ADVISING NON-H&B CLIENTS

      Employees may not render investment advice to persons other than Clients or members of the Employee's immediate family, unless the advisory relationship, including the identity of those involved and any fee arrangements, has been disclosed to and cleared with our President. Such advisory relationships are subject to the reporting provisions of Section V., above.

VIII. VIOLATIONS OF THIS CODE

      Violations of this Code may result in the imposition of sanctions by regulatory authorities and/or H&B, including forfeiture of any profit from a transaction, reduction in salary, censure, suspension, or termination of employment.

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IX.   RECORD RETENTION

      A. H&B shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the 1940 Act, and shall be available for examination by representatives of the Securities and Exchange
Commission:

      1. RETENTION OF CODE. A copy of this Code and any Code that was in effect at any time within the past five years shall be preserved in an easily accessible place.

      2. RECORD OF VIOLATIONS. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

      3. COPY OF FORMS AND REPORTS. A copy of each Personal Trading Request and Authorization Form and each Initial Holdings Report, Quarterly Transaction Report, Annual Holdings Report and Conflict of Interest Report prepared and submitted by an Employee pursuant to this Code must be preserved by the Compliance Officer as appropriate, for a period of not less than five years from the end of the fiscal year in which such report is made, the first two years in an easily accessible place.

      4. LIST OF ACCESS PERSONS. A list of all persons who are, or within the past five years of business have been, required to file Personal Trading Request and Authorization Forms and Initial Holdings Reports, Quarterly Transaction Reports, Annual Holdings Reports and Conflict of Interest Reports pursuant to this Code and a list of those persons who are or were responsible for reviewing such Forms and Reports shall be maintained in an easily accessible place.

      5. WRITTEN REPORTS TO THE BOARD. A copy of each written report furnished to the Board under Section VI. of this Code shall be maintained for at least five years after the end of H&B's fiscal year in which it is made, the first two years in an easily accessible place.

      6. RECORDS RELATING TO DECISIONS INVOLVING INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS. H&B shall maintain a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities made available in an Initial Public Offering or Limited Offering for at least five years after the end of H&B's fiscal year in which the approval is granted.

      7. SITES OF RECORDS TO BE KEPT. All such records and/or documents required to be maintained pursuant to this Code and/or Rule 17j-1 under the 1940 Act shall be kept at the offices of H&B.


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      B.    CONFIDENTIAL TREATMENT. All reports and other records required to be filed or maintained under this Code shall be treated as confidential.

X.    INTERPRETATION OF PROVISIONS

      The management of H&B may, from time to time, adopt such interpretations of this Code as the management deems appropriate, provided that the Board of the Fund approves any material changes to this Code affecting compliance with Rule 17j-1 of the 1940 Act in accordance with such Rule..

XI.   AMENDMENTS TO THE CODE

      Any amendment to the Code shall be effective thirty (30) calendar days after written notice of such amendment shall have been received by the Compliance Officer of H&B, unless the Board expressly determines that such amendment shall become effective on an earlier date or shall not be adopted. Any material change to this Code affecting compliance with Rule 17j-1 under the 1940 Act shall be approved by the Board of H&B in accordance with such Rule.




                                       17

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XII.  ACKNOWLEDGMENT OF RECEIPT

      The undersigned has read, understands, and agrees to abide by the guidelines set forth in this Code.


Name:______________________________________      Date:______________________














                                       18
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                                   APPENDIX A


                     PROCEDURES FOR THE ENFORCEMENT OF H&B'S
                                 CODE OF ETHICS


         1. Upon the commencement of employment, each Employee of H&B is provided with a copy of H&B's Code. Each Employee is at that time also scheduled to discuss the Code with our Compliance Officer. The Employee is required to acknowledge their understanding of the Code's prohibitions and requirements by signing it and returning it to our Compliance Officer for retention in H&B's files. Employees are encouraged to direct any questions that may arise concerning the Code and its prohibitions to our Compliance Officer. Each year H&B recirculates the Code to its Employees and requires that each Employee sign and return the executed copy to our Compliance Officer.

         2. A list of all Employees is maintained and updated by our Compliance Officer.

         3. Before an Employee can place an order to effect a securities transaction for any account in which the Employee has a direct or indirect beneficial interest or for which the Employee exercises influence or control over investment decisions, the Employee must obtain prior written approval from H&B's Compliance Officer on a standard Personal Trading Request and Authorization Form ("Authorization Form") supplied by H&B. H&B's Compliance Officer, when appropriate, may inquire as to the reason for the personal securities transaction and record that reason on the Authorization Form. The original or a copy of the Authorization Form will be provided to our Compliance Officer so that it can be matched at a later time with the information reported on the Employee's Monthly Securities Transaction Report ("Monthly Report").

         4. H&B's Code requires all Employees to report on the Quarterly Transaction Report form any securities transaction for the prior calendar quarter for accounts in which they have or will acquire a direct or indirect beneficial interest or for accounts over which they exercise influence or control. Employees are also asked to instruct the brokerage firm through which the transaction is executed to send a duplicate confirmation to our Compliance Officer. Upon receiving a confirmation, our Compliance Officer will match the confirmation with the Authorization Form. If the confirmation on its face reveals a violative trade, appropriate disciplinary action will be taken.

         In the event that a Quarterly Transaction Report or confirmation discloses a securities transaction for which no prior written approval was obtained, our Compliance Officer will discuss the circumstances of the transaction and the reason for the failure to follow required procedures with the Employee and a written record will be made of the matter. A copy of that record will be attached to the Employee's Quarterly Transaction Report, which is retained in that Employee's personal securities transactions file. Our Compliance Officer will warn Employees that violations of H&B's Code may result in disciplinary action including reduction in salary, censure, suspension or termination of employment.

         5. On a quarterly basis each Employee's personal transactions files will be reviewed by our Compliance Officer to identify and mark day trades and situations where a personal trade in a security preceded a client trade by one or more days. Our Compliance Officer will also review the files for scalping, front-running, misuse of confidential information, or other abusive personal securities transactions.

         6. Our Compliance Officer will discuss any such questionable transactions with the Employee who effected the trade. Our Compliance Officer will make a written record of any determination indicating whether there has been a violation of law or H&B's Code and the reasons underlying that determination. In the event that our Compliance Officer determines that there has been a securities law violation or a violation of H&B's Code, appropriate disciplinary action will be taken and a report made to H&B's management.

         7. These procedures, in conjunction with those procedures designed to prevent the use of material non-public information, as contained in H&B's Policies and Procedures Concerning the Misuse of Material Non-Public Information, will be reviewed by H&B's management on an annual basis to assess their effectiveness in preventing improper and illegal personal securities trading by H&B Employees.